Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Reports Third Quarter Financial Results and Revises 2022 Financial Guidance Ranges

•	Revenue increased 5.2% to $350.0 million in the third quarter of 2022 from $332.7 million in the third quarter of 2021; Excluding Revenue from our Artificial Intelligence (“AI”) reporting segment, Revenue from the Imaging Centers reporting segment in the third quarter of 2022 was $349.1 million, an increase of 5.1% from last year’s third quarter
•	Excluding losses from our AI reporting segment and a one-time benefit for the forgiveness of deferred federal payroll taxes in the third quarter of 2021, Adjusted EBITDA(1) from the Imaging Centers reporting segment was $50.2 million in the third quarter of 2022 as compared with $54.9 million in the third quarter of 2021, a decrease of 8.5%; the decrease in Adjusted EBITDA(1) is primarily the result of the increased costs and shortage of labor
•	After adjusting for certain unusual or one-time items impacting the quarters and AI losses, Adjusted Earnings(3) was $5.3 million and diluted Adjusted Earnings Per Share(3) was $0.09 for the third quarter of 2022 as compared with Adjusted Earnings(3) of $11.6 million and Adjusted Earnings Per Share(3)of $0.21 for the third quarter of 2021
•	Aggregate procedural volumes increased 5.7%; Same-center procedural volumes increased 3.9% compared to the third quarter of 2021
•	RadNet commences a pilot program in Delaware offering a premium screening mammography service called Enhanced Breast Cancer Detection (EBCD), incorporating the use of DeepHealth AI
•	Subsequent to the end of the third quarter, RadNet acquired Heart&Lung Health (HLH), combining specialty teleradiology interpretation services with our Aidence lung cancer AI algorithms
•	RadNet and Dignity Health (a member of CommonSpirit Health) expand their Arizona joint venture to include four additional outpatient imaging centers, bringing the total number of Arizona JV centers to 11 locations
•	RadNet further revises full-year 2022 guidance levels to reflect the impact on 2022 profitability as a result of rising costs and shortage of labor

LOS ANGELES, California, November 9, 2022 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 349 owned and operated outpatient imaging centers, today reported financial results for its third quarter of 2022.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented, “While I am pleased with our Revenue performance in the quarter, which continues to outpace our original projections, managing costs remains a significant challenge. Primarily, the higher costs and shortage of labor are impacting our Adjusted EBITDA(1) and profitability more than we anticipated at the beginning of the year. Though aggregate Revenue increased over 5% and same-center Revenue increased almost 4%, this performance would have been significantly better but for staffing shortages that impacted our ability to service the increasing demand for imaging in our markets. More recently, our hiring efforts have become more productive, which has allowed us to expand center operations, which should result in improved Revenue in the fourth quarter of this year and into 2023.”

“As we discussed throughout the year, a significant aspect of our growth strategy in the coming quarters is from expansion through de novo facilities. With respect to the 15 de novo centers in development we discussed earlier in the year, three locations have become operational and eight additional centers should begin generating Revenue by the end of the second quarter of next year. While some of these centers will require a ramp-up period, we anticipate that these facilities will be positive contributors to 2023,” added Dr. Berger.

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Dr. Berger continued, “We continue to expand our outpatient, free-standing joint ventures with the objective of holding 50% of our imaging centers in partnership with community hospitals and large regional health systems. To that end, subsequent to the end of this quarter, our New Jersey Imaging Network (NJIN) joint venture acquired the outpatient radiology assets of Montclair Radiology, the owner of six imaging centers in northern New Jersey. For more than 75 years, Montclair Radiology has been a leading provider of diagnostic imaging, and the addition of Montclair should add more than 200,000 procedural exams and over $40 million of Revenue to NJIN. Additionally, on November 1st, we completed the expansion of our Arizona Diagnostic Radiology joint venture with Dignity Health, a member of CommonSpirit Health. In conjunction with the expansion, Dignity Health in Arizona contributed three hospital-affiliated outpatient imaging centers into our existing partnership. The centers provide vital coverage and access to patients of targeted geographies within the greater Phoenix area, including desired capacity for women’s imaging. In addition to these newly contributed locations, by year-end 2022, the joint venture plans to open its 11th location, a 30,000 square foot multimodality facility called Park Central in proximity to downtown Phoenix.”

Dr. Berger added, “I’m also very pleased to announce that we have initiated a pilot of our new Enhanced Breast Cancer Detection (EBCD) service (https://myEBCDmammo.com) in Delaware. For an additional fee, patients can elect to enroll in a suite of premium mammography-related services, including the use of DeepHealth Saige-DX AI, personalized lifetime risk assessment, an additional AI-driven review for certain exams and access to a dedicated 1-800 support line. The innovative EBCD program is one of the most important endeavors the Company has pursued for our patients and we anticipate expanding this program to all RadNet markets during the first half of next year.”

Dr. Berger continued, “We recently announced the acquisition of a controlling interest in Heart&Lung Health (HLH), a London-based teleradiology network focused on lung cancer screening. HLH has established itself as the leading provider of lung cancer screening services to the UK National Health Service’s Targeted Lung Health Check (TLHC) program, which mandates the combined use of AI and expert radiologist interpretation for widespread population health lung cancer screening. HLH utilizes software from RadNet’s AI subsidiary, Aidence, and it is anticipated that the program could drive over one million lung scans in England alone when the program becomes fully implemented, which is targeted by the end of 2026. This is RadNet’s first example of combining specialty teleradiology interpretation services with AI algorithms to enable a comprehensive cancer screening program.”

Dr. Berger added, “We believe the opportunities for continuing consolidation could accelerate as a result of reimbursement pressures, challenged labor markets and rising interest rates. Our low financial leverage, less expensive cost of capital and greater liquidity places us in a favorable position to complete accretive acquisitions which may arise. Our cash balance at the end of the third quarter was over $95 million. We are undrawn upon our $195 million revolving credit facility. And, we are producing a substantial amount of free cash flow. In many instances, our scale and operating expertise provide us unique synergy and cost savings opportunities resulting from local market consolidation.”

Dr. Berger concluded, “As a result of all the above, we are extremely optimistic and excited about the remainder of the year and our positioning as we move into 2023. We look forward to updating our stakeholders about our progress in relation to all of these growth and expansion initiatives in the coming quarters.”

Third Quarter Financial Results

For the third quarter of 2022, RadNet reported Revenue from its Imaging Centers reporting segment of $349.1 million and Adjusted EBITDA(1) of $50.2 million, which excludes Revenue and Losses from the AI reporting segment. As compared with last year’s third quarter, Revenue increased $17.0 million (or 5.1%) and Adjusted EBITDA(1) decreased $4.7 million (or 8.5%), also excluding a one-time benefit for the forgiveness of deferred federal payroll taxes in the third quarter of 2021.

Including our AI reporting segment, Revenue was $350.0 million in the third quarter of 2022, an increase of 5.2% from $332.7 million in last year’s third quarter. Including the losses of the AI reporting segment, Adjusted EBITDA(1) was $45.8 million in the third quarter of 2022 and $54.6 million in the third quarter of 2021 (also excluding the one-time benefit from the forgiveness of deferred federal payroll taxes in the third quarter of 2021).

For the third quarter of 2022, RadNet reported Net Income of $668,000 as compared with $16.2 million for the third quarter of 2021. Diluted Net Income Per Share for the third quarter of 2022 was $0.01, compared with a Diluted Net Income per share of $0.30 in the third quarter of 2021, based upon a weighted average number of diluted shares outstanding of 57.7 million shares in 2022 and 53.8 million shares in 2021.

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There were a number of unusual or one-time items impacting the third quarter including: $11.2 million of non-cash gain from interest rate swaps (net of the amortization of the accumulation of the changes in fair value out of Other Comprehensive Income); $8.1 million change in estimate related to refund liability; $195,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $959,000 expense related to leases for our de novo facilities under construction that have yet to open their operations; and $7.8 million of pre-tax losses related to our AI reporting segment. Adjusting for the above items, Adjusted Earnings(3) from the Imaging Centers reporting segment was $5.3 million and diluted Adjusted Earnings Per Share(3) was $0.09 during the third quarter of 2022.

Also, affecting Net Income in the third quarter of 2022 were certain non-cash expenses and unusual items including: $3.3 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $247,000 gain on the disposal of certain capital equipment; $959,000 of non-operational rent expense associated with certain un-opened de novo locations; and $648,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the third quarter of 2022, as compared with the prior year’s third quarter, MRI volume increased 10.8%, CT volume increased 9.6% and PET/CT volume increased 11.5%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 5.7% over the prior year’s third quarter. On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2022 and 2021, MRI volume increased 9.2%, CT volume increased 6.0% and PET/CT volume increased 9.5%. Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 3.9% over the prior year’s same quarter.

Nine Month Financial Results

For the nine month period of 2022, RadNet reported Revenue from its Imaging Centers reporting segment of $1,043.1 million and Adjusted EBITDA(1) Excluding Losses from the AI reporting segment of $147.5 million. Revenue increased $61.7 million (or 6.3%) and Adjusted EBITDA(1) , also excluding Losses from Provider Relief Funding of $6.3 million received in 2021 and a one-time benefit the forgiveness of deferred federal payroll taxes in 2021 of $7.7 million, increased $1.5 million (or 1.1%). Including our AI reporting segment Revenue of $3.1 million, Revenue was $1,046.2 million in the nine months of 2022, an increase of 6.5% from $981.9 million in last year’s nine month period. Including the AI reporting segment Adjusted EBITDA(1) losses, the one-time benefit the forgiveness of deferred federal payroll taxes in 2021 and Provider Relief Funding received in 2021, Adjusted EBITDA(1) for the nine month period of 2022 was $135.2 million as compared with $164.4 million in the same nine month period of 2021.

For the nine month period in 2022, RadNet reported Net Income of $11.6 million, a decrease of approximately $17.0 million over the first nine months of 2021. Per share diluted Net Income for the first nine months of 2022 was $0.19, compared to a diluted Net Income per share of $0.54 in the same nine month period of 2021 (based upon a weighted average number of diluted shares outstanding of 57.0 million in 2022 and 53.2 million in 2021).

Affecting Net Income in the nine months of 2022 were certain non-cash expenses and unusual items including: $39.6 million of non-cash gain from interest rate swaps; $8.1 million change in estimate related to refund liability; $496,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $3.1 million expense related to leases for our de novo facilities under construction that have yet to open their operations; $18.8 million of pre-tax losses related to our AI reporting segment; $19.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $962,000 loss on the disposal of certain capital equipment; $3.1 million of non-operational rent expense associated with certain un-opened de novo locations; and $1.9 million of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

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2022 Guidance Update

RadNet amends its previously announced guidance levels as follows:

	Original Guidance Range	Revised Guidance Range After Q2 Results	Revised Guidance Range After Q3 Results
Revenue – Imaging Ctr Operations	$1,350 - $1,400 million	$1,360 - $1,410 million	Unchanged
Adjusted EBITDA(1) Excluding Losses from AI Segment	$205 - $215 million	$208 - $218 million	$203 - $208 million
Capital Expenditures(a)	$85 - $90 million	$90 - $95 million	$100 - $105 million
Cash Interest Expense(c)	$27 - $32 million	Unchanged	$35 - $40 million
Free Cash Flow (b)(2)	$80 - $90 million	Unchanged	$60 - $70 million

_______________________

(a)	Net of proceeds from the sale of equipment, imaging centers and joint venture interests, and excludes New Jersey Imaging Network capital expenditures.
(b)	Defined by the Company as Adjusted EBITDA(1) less Capital Expenditures and Cash Paid for Interest.
(c)	Excludes payments to and from counterparties on interest rate swaps.

Dr. Berger highlighted, “We are adjusting our guidance levels to reflect the challenges that an extremely difficult labor market had on our third quarter results and to reflect anticipated performance for the remainder of 2022. We are executing on a multitude of growth and cost savings initiatives that make me very optimistic and exciting about how we are positioned for the upcoming fourth quarter of 2022 and for full-year 2023.”

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call to discuss its third quarter 2022 results on Wednesday, November 9th, 2022 at 7:30 a.m. Pacific Time (10:30 a.m. Eastern Time).

Conference Call Details:

Date: Wednesday, November 9, 2022

Time: 10:30 a.m. Eastern Time

Dial In-Number: 800-239-9838

International Dial-In Number: 929-477-0448

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 10:30 a.m. call. There will also be simultaneous and archived webcasts available at https://viavid.webcasts.com/starthere.jsp?ei=1580747&tp_key=2de3ec516e or http://www.radnet.com under the “Investors” menu section and “News Releases” sub-menu of the website. An archived replay of the call will also be available and can be accessed by dialing 844-512-2921 from the U.S., or 412-317-6671 for international callers, and using the passcode 2849600.

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements we make regarding response to and the expected future impacts of COVID-19, including statements about our anticipated business results, balance sheet and liquidity and our future liquidity, burn rate and our continuing ability to service or refinance our current indebtedness.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the ongoing impact of the COVID-19 pandemic on our business, suppliers, payors, customers, referral sources, partners, patients and employees, including (i) government’s unprecedented action regarding existing and potential restrictions and/or obligations related to citizen and business activity to contain the virus; (ii) the consequences of an economic downturn resulting from the impacts of COVID-19 and the possibility of a global economic recession; (iii) the impact of the volume of canceled or rescheduled procedures, whether as a result of government action or patient choice; (iv) measures we are taking to respond to the COVID-19 pandemic, including changes to business practices; (v) the impact of government and administrative regulation, guidance and appropriations; (vi) changes in our revenues due to declining patient procedure volumes, changes in payor mix; (vii) potential increased expenses or workforce disruptions related to our employees that could lead to unavailability of key personnel; (viii) workforce disruptions related to our key partners, suppliers, vendors and others we do business with; (ix) the impact of return to work orders in certain states in which we operate; and (x) increased credit and collectability risks;
•	the availability and terms of capital to fund our business;
•	our ability to service our indebtedness, make principal and interest payments as those payments become due and remain in compliance with applicable debt covenants, in addition to our ability to refinance such indebtedness on acceptable terms;
•	changes in general economic conditions nationally and regionally in the markets in which we operate;
•	the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities;
•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;
•	our ability to acquire, develop, implement and monetize artificial intelligence algorithms and applications;
•	volatility in interest and exchange rates, or credit markets;
•	the adequacy of our cash flow and earnings to fund our current and future operations;
•	changes in service mix, revenue mix and procedure volumes;
•	delays in receiving payments for services provided;
•	increased bankruptcies among our partner physicians or joint venture partners;
•	the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act;
•	the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof by federal and state regulators or related litigation result in a reduction in coverage or reimbursement rates for our services, or other material impacts to our business;
•	closures or slowdowns and changes in labor costs and labor difficulties, including stoppages affecting either our operations or our suppliers' abilities to deliver supplies needed in our facilities;
•	the occurrence of hostilities, political instability or catastrophic events;
•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases; and
•	noncompliance by us with any privacy or security laws or any cybersecurity incident or other security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information.

Any forward-looking statement contained in this current report is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

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Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results. The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance. The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters. Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

About RadNet, Inc.

RadNet, Inc., is the leading national provider of freestanding, fixed-site diagnostic imaging services and related information technology solutions (including artificial intelligence) in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 349 owned and/or operated outpatient imaging centers. RadNet's markets include Arizona, California, Delaware, Florida, Maryland, New Jersey and New York. Together with affiliated radiologists, inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 9,000 employees. For more information, visit http://www.radnet.com.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,006	$134,606
Accounts receivable	172,507	135,062
Due from affiliates	3,648	5,384
Prepaid expenses and other current assets	53,344	49,212
Total current assets	324,505	324,264
PROPERTY, EQUIPMENT AND RIGHT-OF-USE ASSETS
Property and equipment, net	515,569	484,247
Operating lease right-of-use assets	631,338	584,291
Total property, equipment and right-of-use assets	1,146,907	1,068,538
OTHER ASSETS
Goodwill	575,092	513,820
Other intangible assets	88,640	56,603
Deferred financing costs	1,758	2,135
Investment in joint ventures	52,020	42,229
Deferred tax assets	3,512	14,853
Deposits and other	54,730	36,032
Total assets	$2,247,164	$2,058,474
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable, accrued expenses and other	$296,333	263,937
Due to affiliates	31,664	23,530
Deferred revenue	3,565	10,701
Current operating lease liability	66,872	65,452
Current portion of notes payable	10,789	11,164
Total current liabilities	409,223	374,784
LONG-TERM LIABILITIES
Long-term operating lease liability	625,278	577,675
Notes payable, net of current portion	735,500	743,498
Other non-current liabilities	18,773	16,360
Total liabilities	1,788,774	1,712,317
EQUITY
RadNet, Inc. stockholders' equity:
Common stock - $0.0001 par value, 200,000,000 shares authorized; 57,290,756 and 53,548,227 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in-capital	424,369	342,592
Accumulated other comprehensive loss	(29,680)	(20,421)
Accumulated deficit	(81,688)	(93,272)
Total RadNet, Inc.'s stockholders' equity	313,006	228,904
Noncontrolling interests	145,384	117,253
Total equity	458,390	346,157
Total liabilities and equity	$2,247,164	$2,058,474

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE

Provision for bad debts
Service fee revenue	$312,043	$295,407	$931,819	$870,479
Revenue under capitation arrangements	38,001	37,283	114,366	111,449
Total service revenue	350,044	332,690	1,046,185	981,928
Provider relief funding	–	–	–	6,291
OPERATING EXPENSES
Cost of operations, excluding depreciation and amortization	313,943	272,756	934,757	838,609
Depreciation and amortization	29,229	24,606	85,209	71,272
(Gain) loss on sale and disposal of equipment and other	(247)	2,595	962	(279)
Severance costs	195	163	496	715
Total operating expenses	343,120	300,120	1,021,424	910,317
INCOME FROM OPERATIONS	6,924	32,570	24,761	77,902

OTHER INCOME AND EXPENSES
Interest expense	12,420	12,032	35,398	37,028
Equity in earnings of joint ventures	(3,085)	(2,853)	(8,350)	(8,259)
Non-cash change in fair value of interest rate swaps	(12,451)	(2,870)	(39,576)	(14,149)
Debt restructuring and extinguishment expenses	–	–	–	6,044
Other expenses (income)	1,405	(167)	1,562	1,699
Total other (income) expenses	(1,711)	6,142	(10,966)	22,363
INCOME BEFORE INCOME TAXES	8,635	26,428	35,727	55,539
Provision for income taxes	(2,188)	(5,284)	(7,087)	(12,534)
NET INCOME	6,447	21,144	28,640	43,005
Net income attributable to noncontrolling interests	5,779	4,924	17,055	14,455
NET INCOME ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$668	$16,220	$11,585	$28,550

BASIC NET INCOME PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$0.01	$0.31	$0.21	$0.55

DILUTED NET INCOME PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$0.01	$0.30	$0.19	$0.54
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	56,744,419	52,810,644	56,041,017	52,323,360
Diluted	57,651,761	53,817,840	57,036,417	53,249,698

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(IN THOUSANDS)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$28,640	$43,005

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,209	71,272
Amortization of operating lease assets	51,573	55,880
Equity in earnings of joint ventures	(8,350)	(8,259)
Amortization deferred financing costs and loan discount	1,943	2,608
Loss (Gain) non sale and disposal of equipment	962	(279)
Loss on extinguishment of debt	–	1,496
Amortization of cash flow hedge	2,771	2,765
Non-cash change in fair value of interest rate hedge	(39,576)	(14,149)
Stock-based compensation	19,112	21,566
Change in fair value of contingent consideration	(329)	891
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(36,686)	(23,237)
Other current assets	(4,934)	3,358
Other assets	3,738	(4,998)
Deferred taxes	8,955	10,124
Operating leases	(49,597)	(55,035)
Deferred revenue	(7,809)	(19,438)
Accounts payable, accrued expenses and other	37,148	12,725
Net cash provided by operating activities	92,770	100,295
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities and other acquisitions	(26,009)	(70,108)
Purchase of property and equipment	(98,606)	(88,478)
Proceeds from sale of equipment	3,008	521
Equity contributions in existing joint ventures	(1,441)	(1,441)
Net cash used in investing activities	(123,048)	(159,506)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	–	(3,302)
Payments on Term Loan Debt	(9,938)	(616,217)
Proceeds from issuance of new debt, net of issuing costs	–	716,369
Purchase of noncontrolling interests by third party	–	11,602
Proceeds from revolving credit facility	–	128,300
Payments on revolving credit facility	–	(128,300)
Proceeds from issuance of common stock upon exercise of options	–	26
Net cash (used in) provided by financing activities	(9,938)	108,478
EFFECT OF EXCHANGE RATE CHANGES ON CASH	616	(32)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(39,600)	49,235
CASH AND CASH EQUIVALENTS, beginning of period	134,606	102,018
CASH AND CASH EQUIVALENTS, end of period	$95,006	$151,253

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$30,251	$21,408
Cash paid during the period for income taxes	$560	$1,913

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RADNET, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)

(IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income attributable to RadNet, Inc. common stockholders	$668	$16,220	$11,585	$28,550
Income taxes	2,188	5,284	7,087	12,534
Interest expense	12,420	12,032	35,398	37,028
Severance costs	195	163	496	715
Depreciation and amortization	29,229	24,606	85,209	71,272
Non-cash employee stock-based compensation	3,317	4,422	19,112	21,566
(Gain) loss on sale and disposal of equipment and other	(247)	2,595	962	(279)
Debt restructuring and loss on extinguishment expenses	–	–	–	6,044
Non-cash change in fair value of interest rate hedge	(12,451)	(2,870)	(39,576)	(14,149)
Other adjustment to joint venture investment	–	–	–	(565)
Other expenses	1,405	(167)	1,562	1,699
Legal settlements	–	–	2,197	–
Change in estimate relating to refund liability	8,089	–	8,089	–
Non operational rent expenses	959	–	3,120	–
Adjusted EBITDA Including Losses from AI Segment and Provider relief funding	$45,772	$62,285	$135,241	$164,415

Provider relief funding	–	–	–	(6,291)

Adjusted EBITDA Including Losses from AI Segment and excluding benefit from Provider Relief Funding	$45,772	$62,285	$135,241	$158,124

Adjusted EBITDA losses from AI Segment	4,462	306	12,253	1,816

Adjusted EBITDA excluding Losses from AI Segment and Provider relief funding	$50,234	$62,591	$147,494	$159,940

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PAYOR CLASS BREAKDOWN

Third Quarter
2022

Commercial Insurance	56.4%
Medicare	22.3%
Capitation	10.9%
Medicaid	2.8%
Workers Compensation/Personal Injury	3.8%
Other	4.0%
Total	100.0%

RADNET PAYMENTS BY MODALITY

	Third Quarter	Full Year	Full Year	Full Year
	2022	2021	2020	2019

MRI	37.2%	36.0%	35.4%	35.8%
CT	17.3%	17.2%	17.6%	16.9%
PET/CT	5.8%	5.5%	6.0%	5.6%
X-ray	6.8%	6.9%	7.3%	8.1%
Ultrasound	12.6%	12.7%	12.3%	12.4%
Mammography	15.0%	16.1%	15.7%	15.2%
Nuclear Medicine	0.9%	1.0%	1.0%	1.0%
Other	4.5%	4.6%	4.7%	4.9%
	100.0%	100.0%	100.0%	100.0%

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Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt. Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid. Free Cash Flow is a non-GAAP financial measure. The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

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